77I. Terms of New or Amended Securities

Effective September 1, 2017, the fund established and designated Class F-2, F-3 and R-6 Shares.  The terms of the Class F-2, F-3 and R-6 Shares for each fund are described in the post-effective amendment to each fund’s registration statement on Form N-1A, filed with the Securities and Exchange Commission on or about June 16, 2017.